Exhibit 99.1

NEWS RELEASE

Tops Markets, LLC, PO Box 1027, Buffalo, NY 14240-1027

For more information contact:

Rick Mills, SVP & Chief Financial Officer

Phone: (716) 635-5000

Email: wmills@topsmarkets.com

Tops Holding II Corporation Continues Strong Cash Generation

in the Second Quarter of 2014

•	Second quarter net sales down slightly to $596 million; Fuel sales grew 9.7% to $58.2 million

•	Achieved operating income growth of 61.4% to $19.1 million during the second quarter; operating margin improved 120 basis points to 3.2%

•	Second quarter EBITDA increased 23.7% to $35.0 million from the prior-year period; year-to-date EBITDA up 5.9%

•	Net loss for the quarter measurably improved to $0.7 million

•	Generated $19.3 million in cash from operations during the second quarter of 2014

WILLIAMSVILLE, NY, August 25, 2014 – Tops Holding II Corporation (“Tops”), the indirect parent of Tops Markets, LLC (“Tops Markets”), a leading supermarket retailer serving Upstate New York, Northern Pennsylvania and Vermont, today reported financial results for the second quarter of fiscal 2014, a 12-week period ended July 12, 2014. Results reflect four acquired supermarkets and two new supermarket openings since May 2013.

Frank Curci, Tops President and CEO, commented, “Although we had a slower than expected start to the period, there were encouraging signs as the quarter progressed. Our promotional and marketing programs continued to gain traction, and despite lower net sales, we achieved strong operating income growth and continued to generate cash. We remain confident that we will achieve sales growth for the year as we have some exciting initiatives planned for the fall that we believe will further bolster the momentum we experienced toward the end of the second quarter.”

Fiscal 2014 Second Quarter Financial Results

Net sales decreased 0.8%, or $5.1 million, to $596.2 million in the second quarter of 2014 from the prior-year period.

Inside sales decreased 1.9%, or $10.2 million, to $538.0 million, and reflect a 2.8% decrease in same store sales, partially offset by the incremental contribution from four acquired supermarkets and two new supermarkets opened since May 2013. Approximately 100 basis points of the same store decrease was due to the timing of the Easter holiday. The week following Easter, historically a poor sales week, occurred during the 2014 period versus the week prior to the 2013 period. The decrease in same store sales was also impacted by the reduction in federal Supplemental Nutrition Assistance Program (SNAP) benefits. Of note, the same store sales decrease occurred largely in the first eight weeks of the 2014 second quarter and sales strengthened throughout the period.

Fuel sales of $58.2 million were up 9.7% from the second quarter of 2013 due to a 6.2% increase in the number of gallons sold and a 3.3% increase in the average retail price. Tops has opened nine fuel stations since May 2013 and at the end of the recent second quarter operated a total of 51 stations.

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Tops Holding II Corporation Continues Strong Cash Generation in the Second Quarter of 2014

August 25, 2014

Gross profit for the second quarter was $167.2 million, or 28.0% of net sales, compared with $170.6 million, or 28.4% of net sales, in the 2013 second quarter. The decrease in margin rate primarily reflects mix as a larger portion of the recent period’s sales were from lower margin fuel sales. The margin rate on inside sales remained consistent with the prior year period.

Total operating expenses in the 2014 second quarter decreased to $148.1 million, or 24.8% of net sales, from $158.8 million, or 26.4% of net sales, in the prior-year period. Lower administrative expenses drove the decrease as the 2013 second quarter incurred additional expenses related to stock-based compensation and non-recurring bonuses following our May 2013 dividend to shareholders.

As a result of the decrease in expenses, second quarter operating income increased 61.4% to $19.1 million, or 3.2% of net sales, from $11.8 million, or 2.0% of net sales, in the 2013 second quarter.

Net interest expense increased $2.6 million to $19.3 million from the prior-year period primarily due to higher debt levels as a result of our issuance of $150 million in senior notes in May 2013. Net loss for the second quarter improved to $0.7 million from net loss of $5.3 million in the 2013 second quarter.

Supplemental Reporting on EBITDA and Adjusted EBITDA

To provide investors with greater understanding of its operating performance, in addition to the results measured in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Tops provides supplemental reporting on EBITDA and Adjusted EBITDA, both non-GAAP measures.

Second quarter EBITDA increased 23.7%, or $6.7 million, to $35.0 million over the 2013 second quarter. Adjusted EBITDA was $36.3 million in the second quarter of 2014 compared with $40.1 million in the prior-year period, which included $10.6 million in compensation costs related to stock option grants and non-recurring bonuses following the May 2013 dividend.

See “Non-GAAP Financial Measures” below for a discussion of EBITDA and Adjusted EBITDA, and the attached table for a reconciliation to GAAP.

Solid Liquidity Position and Flexibility for Growth

Cash and cash equivalents was $31.5 million at July 12, 2014, compared with $29.9 million at December 28, 2013. Cash provided by operating activities increased to $19.3 million during the second quarter of 2014 from $13.6 million during the same period in 2013. For the 28-week period ended July 12, 2014, cash provided by operating activities was $27.2 million compared with $31.7 million during the comparable 2013 period. The change reflects $15.0 million of transaction costs related to the management purchase that were paid during 2014.

Year-to-date capital expenditures were $21.2 million compared with $27.6 million from the prior-year period and were largely related to store remodels, new store openings and fuel expansion. Excluding potential acquisitions, the Company anticipates investing between $35 million and $40 million in capital expenditures during 2014.

As of July 12, 2014, total debt including capital leases was $802.4 million compared with $789.1 million at 2013 year-end. The unused availability under the Company’s revolving credit facility was $37.1 million, after giving effect to $22.3 million of letters of credit outstanding thereunder. Tops expects that cash generated from operations and availability under the revolving credit facility will provide significant flexibility in funding debt service requirements, investments in working capital, capital expenditures, acquisitions and other cash requirements for at least the next twelve months.

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Tops Holding II Corporation Continues Strong Cash Generation in the Second Quarter of 2014

August 25, 2014

28-week Results

For the 28-week period ended July 12, 2014, net sales were $1.35 billion, up $15.7 million, or 1.2%, from the prior-year period. Inside sales increased slightly to $1.23 billion, and reflects a $14.5 million contribution from acquired supermarkets and new locations opened since April 2013. Partially offsetting those gains was a 0.6% decrease in same store sales. Fuel sales increased 5.5% to $126.3 million due to a 6.3% increase in the number of gallons sold, largely the result of nine new fuel stations since May 2013, partially offset by a 0.7% decrease in the average retail price per gallon.

Gross profit was $381.3 million during the 28-week period of 2014, and was 28.2% of net sales, relatively consistent with the comparable 2013 period. Operating income increased 20.8% to $32.6 million from $27.0 million during the comparable 2013 period, and reflects the impact of lower administrative expenses associated with stock option compensation and non-recurring bonuses during 2013 period. Interest expense during the first 28 weeks of 2014 increased $8.7 million due to higher debt levels. Net loss for the 28-week period of 2014 was $9.7 million compared with net loss of $9.5 million in the prior-year period.

Conference Call Details

Tops will host a conference call on Tuesday, August 26, 2014, beginning at 11:00 a.m. Eastern Time. During the call, management will review the financial and operating results for the second quarter and discuss Tops’ corporate strategy and outlook. A question-and-answer session will follow. The conference call can be accessed by dialing (201) 689-8560.

A telephonic replay will be available from 2:00 p.m. Eastern Time the day of the teleconference until Tuesday, September 9, 2014. To listen to a replay of the call, dial (858) 384-5517 and enter replay pin number 13585901.

About Tops Holding II Corporation

Tops is the parent of Tops Holding LLC and the indirect parent of Tops Markets, LLC, which is headquartered in Williamsville, NY, and operates 158 corporate full-service supermarkets under the banners of Tops and Orchard Fresh, with an additional five supermarkets operated by franchisees. With approximately 15,100 associates, Tops is a leading full-service grocery retailer in Upstate New York, Northern Pennsylvania and Vermont. Tops’ strategy is to build on its solid market share in the areas it operates by continuing to differentiate itself from competitors by offering quality products at affordable prices with superior customer service and by remaining an integral part of the community.

For more information about Tops Markets, visit the company’s website at www.topsmarkets.com.

Safe Harbor Statement

The information made available in this news release contains forward-looking statements, which are generally statements about future events, plans, objectives and performance. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently consider immaterial, occur, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to the following:

•	current economic conditions and the impact on consumer demand and spending and our pricing strategy;

•	pricing and market strategies, the expansion, consolidation and other activities of competitors, and our ability to respond to the promotional practices of competitors;

•	our ability to effectively increase or maintain our profit margins;

•	the success of our acquisition and remodel plans;

•	fluctuations in utility, fuel and commodity prices which could impact consumer spending and buying habits and the cost of doing business;

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Tops Holding II Corporation Continues Strong Cash Generation in the Second Quarter of 2014

August 25, 2014

•	risks inherent in our fuel station operations;

•	our exposure to local economies and other adverse conditions due to our geographic concentration;

•	risks of natural disasters and severe weather conditions;

•	supply problems with our suppliers and vendors;

•	our relationships with unions and unionized employees, and the terms of future collective bargaining agreements or labor strikes;

•	increased operating costs resulting from increase in minimum wage, rising employee benefit costs or pension funding obligations, including any assessments of withdrawal liability under multiemployer plans;

•	changes in, or the failure or inability to comply with, laws and governmental regulations applicable to the operation of our pharmacy and other businesses;

•	the adequacy of our insurance coverage against claims of our customers in connection with our pharmacy services;

•	estimates of the amount and timing of payments under our self-insurance policies;

•	risks of liability under environmental laws and regulations;

•	our ability to maintain and improve our information technology systems;

•	events that give rise to actual or potential food contamination, drug contamination or food-borne illness or any adverse publicity relating to these types of concerns, whether or not valid;

•	threats or potential threats to security;

•	our ability to retain key personnel;

•	risks of data security breaches or losses of confidential customer information;

•	risks relating to our substantial indebtedness;

•	claims or legal proceedings against us; and

•	other factors discussed under “Risk Factors” in our Form 10-Q for the 12-week period ended July 12, 2014 and our Special Report on Form 10-K for Fiscal 2013.

We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, we provide information regarding EBITDA and Adjusted EBITDA. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted to exclude certain non-cash items and items that are not indicative of our core operating performance. We use EBITDA and Adjusted EBITDA to evaluate our operating performance and liquidity and they are among the primary measures used by management for planning and forecasting for future periods. We believe the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and, with respect to EBITDA, makes it easier to compare our results with other companies that have different financing and capital structures. See the last page of this release for a quantitative reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, which we believe is net (loss) income.

FINANCIAL TABLES FOLLOW.

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Tops Holding II Corporation Continues Strong Cash Generation in the Second Quarter of 2014

August 25, 2014

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	12-week periods ended
	July 12, 2014	July 13, 2013	$ Change	% Change
Net sales	$596,200	$601,275	$(5,075)	(0.8)%
Cost of goods sold	(417,981)	(418,934)	953	0.2%
Distribution costs	(11,064)	(11,763)	699	5.9%

Gross profit	167,155	170,578	(3,423)	(2.0)%

Operating expenses:
Wages, salaries and benefits	(80,242)	(80,787)	545	0.7%
Selling and general expenses	(28,015)	(26,874)	(1,141)	(4.2)%
Administrative expenses (inclusive of stock-based compensation expense of $51 and $3,610)	(14,903)	(27,072)	12,169	45.0%
Rent expense, net	(6,055)	(5,311)	(744)	(14.0)%
Depreciation and amortization	(13,469)	(13,048)	(421)	(3.2)%
Advertising	(5,423)	(5,682)	259	4.6%

Total operating expenses	(148,107)	(158,774)	10,667	6.7%

Operating income	19,048	11,804	7,244	61.4%

Interest expense, net	(19,321)	(16,742)	(2,579)	(15.4)%

Loss before income taxes	(273)	(4,938)	4,665	94.5%

Income tax expense	(432)	(378)	(54)	(14.3)%

Net loss	$(705)	$(5,316)	$4,611	86.7%

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Tops Holding II Corporation Continues Strong Cash Generation in the Second Quarter of 2014

August 25, 2014

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	28-week periods ended
	July 12, 2014	July 13, 2013	$ Change	% Change
Net sales	$1,352,739	$1,337,084	$15,655	1.2%
Cost of goods sold	(944,616)	(932,085)	(12,531)	(1.3)%
Distribution costs	(26,831)	(26,280)	(551)	(2.1)%

Gross profit	381,292	378,719	2,573	0.7%

Operating expenses:
Wages, salaries and benefits	(187,200)	(184,832)	(2,368)	(1.3)%
Selling and general expenses	(69,467)	(63,182)	(6,285)	(9.9)%
Administrative expenses (inclusive of stock-based compensation expense of $61 and $3,826)	(34,976)	(49,326)	14,350	29.1%
Rent expense, net	(14,273)	(12,876)	(1,397)	(10.8)%
Depreciation and amortization	(30,955)	(30,052)	(903)	(3.0)%
Advertising	(11,762)	(11,449)	(313)	(2.7)%

Total operating expenses	(348,633)	(351,717)	3,084	0.9%

Operating income	32,659	27,002	5,657	21.0%

Interest expense, net	(44,398)	(35,714)	(8,684)	(24.3)%

Loss before income taxes	(11,739)	(8,712)	(3,027)	(34.7)%

Income tax benefit (expense)	2,021	(805)	2,826	351.1%

Net loss	$(9,718)	$(9,517)	$(201)	(2.1)%

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Tops Holding II Corporation Continues Strong Cash Generation in the Second Quarter of 2014

August 25, 2014

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	July 12, 2014	December 28, 2013
Assets
Current assets:
Cash and cash equivalents	$31,486	$29,913
Accounts receivable, net	62,169	64,521
Inventory, net	144,194	142,296
Prepaid expenses and other current assets	13,965	10,755
Income taxes refundable	58	110
Current deferred tax assets	6,129	6,129

Total current assets	258,001	253,724

Property and equipment, net	388,443	386,863
Goodwill	217,406	217,406
Intangible assets, net	186,813	193,339
Other assets	16,914	18,986

Total assets	$1,067,577	$1,070,318

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$98,360	$79,700
Accrued expenses and other current liabilities	77,599	98,231
Current portion of capital lease obligations	8,511	8,314
Current portion of long-term debt	1,938	2,309

Total current liabilities	186,408	188,554

Capital lease obligations	128,925	114,286
Long-term debt	663,012	664,186
Other long-term liabilities	33,371	31,470
Non-current deferred tax liabilities	50,711	52,751

Total liabilities	1,062,427	1,051,247

Shareholders’ equity:
Common shares ($0.001 par value; 300,000 authorized shares, 126,560 shares issued and outstanding as of July 12, 2014 and December 28, 2013)	—	—
Paid-in capital	16,209	20,860
Accumulated deficit	(11,556)	(1,838)
Accumulated other comprehensive income, net of tax	497	49

Total shareholders’ equity	5,150	19,071

Total liabilities and shareholders’ equity	$1,067,577	$1,070,318

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Tops Holding II Corporation Continues Strong Cash Generation in the Second Quarter of 2014

August 25, 2014

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	28-week periods ended
	July 12, 2014	July 13, 2013
Cash flows provided by operating activities:
Net loss	$(9,718)	$(9,517)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	36,379	38,186
Deferred income taxes	(2,040)	805
LIFO inventory valuation adjustments	2,231	723
Amortization of deferred financing costs	2,101	1,357
Share-based compensation expense	61	3,826
Other	647	199
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	2,352	(11,556)
Increase in inventory, net	(4,129)	(5,812)
Increase in prepaid expenses and other current assets	(2,304)	(1,959)
Decrease (increase) in income taxes refundable	52	(15)
Increase in accounts payable	18,168	14,515
(Decrease) increase in accrued expenses and other current liabilities	(18,790)	43
Increase in other long-term liabilities	2,180	932

Net cash provided by operating activities	27,190	31,727

Cash flows used in investing activities:
Cash paid for property and equipment	(21,162)	(27,589)
Acquisition of supermarkets	—	(5,995)

Net cash used in investing activities	(21,162)	(33,584)

Cash flows used in by financing activities:
Borrowings on 2017 ABL Facility	267,900	138,500
Repayments on 2017 ABL Facility	(272,700)	(131,700)
Proceeds from sale leaseback financing transaction	12,750	—
Principal payments on capital leases	(4,717)	(8,014)
Dividends to Tops MBO Corporation	(4,712)	—
Repayments of long-term debt borrowings	(2,831)	(161)
Deferred financing costs paid	(637)	(7,977)
Change in bank overdraft position	492	426
Proceeds from long-term debt borrowings	—	148,500
Dividend to former shareholders	—	(141,920)
Proceeds from stock option exercises	—	227

Net cash used in financing activities	(4,455)	(2,119)

Net increase (decrease) in cash and cash equivalents	1,573	(3,976)
Cash and cash equivalents—beginning of period	29,913	32,422

Cash and cash equivalents—end of period	$31,486	$28,446

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Tops Holding II Corporation Continues Strong Cash Generation in the Second Quarter of 2014

August 25, 2014

TOPS HOLDING II CORPORATION

RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA

(Dollars in thousands)

(Unaudited)

	12-week periods ended		28-week periods ended
	July 12, 2014	July 13, 2013	July 12, 2014	July 13, 2013
Net loss	$(705)	$(5,316)	$(9,718)	$(9,517)
Depreciation and amortization	15,928	16,477	36,379	38,186
Interest expense	19,321	16,742	44,398	35,714
Income tax expense (benefit)	432	378	(2,021)	805

EBITDA	34,976	28,281	69,038	65,188

LIFO inventory valuation adjustments (a)	893	328	2,231	723
Share-based compensation expense (b)	51	10,635	61	10,893
Grand Union acquisition costs (c)	—	3	—	126
Other	368	844	417	902

Total adjustments to EBITDA	1,312	11,810	2,709	12,644

Adjusted EBITDA	$36,288	$40,091	$71,747	$77,832

Notes:

(a)	Eliminates the non-cash impact of last-in, first-out (“LIFO”) accounting, which represents the difference between certain inventories valued under the first-in, first-out (“FIFO”) inventory method and the LIFO inventory method.
(b)	Compensation costs related to stock option grants.
(c)	Legal and professional fees incurred in connection with the Grand Union acquisition.

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